Exhibit 2.22

Ref:  420545

19 January 2017

ASX Market Announcements Australian Securities Exchange 20 Bridge Street SYDNEY NSW 2000	By Electronic Lodgement

Dear Sir/Madam

MGT SHAREHOLDER APPROVAL TO ACQUIRE 30% MANYINGEE

Paladin Energy Ltd (Paladin or the Company) (ASX:PDN / TSX:PDN) is pleased to advise MGT Resources Limited (MGT) has received shareholder approval to acquire 30% of the Manyingee Uranium Project (Manyingee) for US$10 million cash.  The approval represents another positive milestone towards closing the transaction.

Paladin first announced the signing of a binding term sheet with MGT 21 July 2016, followed by the signing of a sale of tenement agreement 16 November 2016.  The agreement was for MGT to acquire an initial interest of 30% in Manyingee, with an option to acquire an additional 45% of Manyingee for US$20 million cash.

The sale remains subject to certain conditions with close expected late March early April 2017.

Yours faithfully
Paladin Energy Ltd

ALEXANDER MOLYNEUX
CEO

Level 4, 502 Hay Street, Subiaco, Western Australia 6008    Postal: PO Box 201, Subiaco, Western Australia 6904
Tel:  +61 (8) 9381 4366  Fax: +61 (8) 9381 4978   Email: paladin@paladinenergy.com.au   Website: www.paladinenergy.com.au